CUSTODY AGREEMENT

AGREEMENT dated as of March 9, 2018, between MORNINGSTAR FUNDS TRUST, a statutory trust organized under the laws of the State of Delaware, having its principal office and place of business at 22 W. Washington Street, Chicago, IL 60602 (the “Fund”), and THE NORTHERN TRUST COMPANY (the “Custodian”), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603.

W I T N E S S E T H:

That for and in consideration of the mutual promises hereinafter set forth, the Fund and the Custodian, intending to be legally bound hereby, agree as follows:

1.	Definitions.

Whenever used in this Agreement or in any Schedules to this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

(a)	“Declaration of Trust” shall mean the Agreement and Declaration of Trust of the Fund, including all amendments thereto.

(b)	“Authorized Person” shall be deemed to include the Chairman of the Board of Trustees, the President, and any Vice President, the Secretary, the Treasurer or any other person, whether or not any such person is an officer or employee of the Fund, duly authorized by the Board of Trustees to give Instructions on behalf of the Fund and listed in the certification annexed hereto as Schedule A or such other certification as may be received by the Custodian from time to time pursuant to Section 18(a).

(c)	“Board of Trustees” shall mean the Board of Trustees of the Fund.

(d)	“Book-Entry System” shall mean the Federal Reserve/Treasury book-entry system for United States and federal agency securities, its successor or successors and its nominee or nominees.

(e)	“Delegate of the Fund” shall mean and include any entity to whom the Board of Trustees of the Fund has delegated responsibility under Rule 17f-5 of the 1940 Act.

(f)	“Depository” shall mean The Depository Trust Company, a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, as amended, its successor or successors and its nominee or nominees, or other securities depository as defined in Rule 17f-4(c)(6) under the 1940 Act, the use of which is hereby specifically authorized. The term “Depository” shall further mean and include any other person named in an Instruction and approved by the Fund to act as a depository in the manner required by Rule 17f-4 of the 1940 Act, its successor or successors and its nominee or nominees.

(g)	“Eligible Securities Depository” shall have the same meaning as set forth in Rule 17f-7(b)(1).

(h)	“Instruction” shall mean written (including telecopied, telexed, or electronically transmitted in a form that can be converted to print) or oral instructions actually received by the Custodian which the Custodian reasonably believes were given by an Authorized Person. An Instruction shall also include any instrument in writing actually received by the Custodian which the Custodian reasonably believes to be genuine and to be signed by any two officers of the Fund. Except as otherwise provided in this Agreement, “Instructions” may include instructions given on a standing basis.

(i)	“1940 Act” shall mean the Investment Company Act of 1940, and the Rules and Regulations thereunder, all as amended from time to time.

(j)	“Portfolio” refers to each of the separate and distinct investment portfolios of the Fund which the Fund and the Custodian shall have agreed in writing shall be subject to this Agreement, as identified in Schedule D hereto.

(k)	“Prospectus” shall include each current prospectus and statement of additional information of the Fund with respect to a Portfolio.

(l)	“Rule 17f-5” shall mean Rule 17f-5 under the 1940 Act.

(m)	“Rule 17f-7” shall mean Rule 17f-7 under the 1940 Act.

(n)	“Shares” refers to the shares of a Portfolio.

(o)	“Security” or “Securities” shall mean securities as defined in section 2(a)(36) of the 1940 Act together with cash, any currency, commodity interests, other investments and all income and proceeds of the sale of such securities that from time to time are owned by the Fund and held in a Portfolio.

(p)	“Sub-Custodian” shall mean and include (i) any branch of the Custodian, and (ii) any “eligible foreign custodian,” as that term is defined in Rule 17f-5 under the 1940 Act, approved by the Fund or a Delegate of the Fund in the manner required by Rule 17f-5. For the avoidance of doubt, the term “Sub-Custodian” shall not include any central securities depository or clearing agency.

(q)	“Transfer Agent” shall mean the person which performs as the transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund.

1A. Representations and Warranties of the Custodian

The Custodian represents and warrants to the Fund that:

(a)	It is a banking corporation duly organized and existing and in good standing under the laws of the State of Illinois and shall remain so as long as this Agreement is in effect.

(b)	It is duly qualified to carry on its business in each jurisdiction in which it does business where its activities would require such qualification.

(c)	It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Custodian that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

(d)	All requisite actions have been taken to authorize it to enter into and perform this Agreement.

(e)	It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

(f)	It shall comply in all material respects with all laws, rules and regulations, including all applicable foreign, United States, and state laws, rules and regulations applicable to its custody business.

(g)	No legal or administrative proceedings have been instituted or threatened which would materially impair the Custodian’s ability to perform its duties and obligations under this Agreement.

(h)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Custodian or any law or regulation applicable to it.

(i)	It has developed and implemented policies and procedures reasonably designed to prevent or detect instances when it is not conducting its business in compliance with all applicable foreign, federal and state laws and regulations.

(j)	It will notify the Fund promptly if any of the representations and warranties above cease to be true.

1B. Representations and Warranties of the Fund

This Fund represents and warrants to the Custodian that:

(a)	It is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware.

(b)	It is empowered under applicable law and by its organizational documents to enter into and perform this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Fund that is enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and other laws affecting rights of creditors generally and the exercise of judicial discretion in accordance with general principles of equity.

(c)	All corporate actions required by said organizational documents have been taken to authorize it to enter into and perform this Agreement.

(d)	It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

(e)	No legal or administrative proceedings have been instituted or threatened which would materially impair the Fund’s ability to perform its duties and obligations under this Agreement.

(f)	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

(g)	It will notify the Custodian promptly if any of the representations and warranties above cease to be true.

2.	Appointment of Custodian.

(a)	The Fund hereby constitutes and appoints the Custodian as custodian of all the Securities and moneys owned by or in the possession of a Portfolio during the period of this Agreement.

(b)	The Custodian hereby accepts appointment as such custodian and agrees to perform the duties thereof as hereinafter set forth.

3.	Appointment and Removal of Sub-Custodians.

(a)	The Custodian may appoint one or more Sub-Custodians to act as sub-custodian or sub-custodians of Securities and moneys at any time held in any Portfolio, upon the terms and conditions specified in this Agreement. The Custodian shall oversee the maintenance by any Sub-Custodian of any Securities or moneys of any Portfolio.

(b)	The Agreement between the Custodian and each Sub-Custodian described in clause (ii) of Section 1(p) and acting hereunder shall contain any provisions necessary to comply with Rule 17f-5 under the 1940 Act.

(c)	Prior to the Custodian’s use of any Sub-Custodian described in clause (ii) of Section 1(p), the Fund or a Delegate of the Fund must approve such Sub-Custodian in the manner required by Rule 17f-5 and provide the Custodian with satisfactory evidence of such approval.

(d)	The Custodian shall promptly take such steps as may be required to remove any Sub-Custodian that has ceased to be an “eligible foreign custodian” or has otherwise ceased to meet the requirements under Rule 17f-5. If the Custodian intends to remove any Sub-Custodian previously approved by the Fund or a Delegate of the Fund pursuant to paragraph 3(c), and the Custodian proposes to replace such Sub-Custodian with a Sub-Custodian that has not yet been approved by the Fund or a Delegate of the Fund, it will so notify the Fund or a Delegate of the Fund and provide it with information reasonably necessary to determine such proposed Sub-Custodian’s eligibility under Rule 17f-5, including a copy of the proposed agreement with such Sub-Custodian. The Fund shall at the meeting of the Board of Directors next following receipt of such notice and information, or a Delegate of the Fund shall promptly after receipt of such notice and information, determine whether to approve the proposed Sub-Custodian and will promptly thereafter give written notice of the approval or disapproval of the proposed action.

(e)	The Custodian hereby represents to the Fund that in its opinion, after due inquiry, the established procedures to be followed by each Sub-Custodian in connection with the safekeeping of property of a Portfolio pursuant to this Agreement afford reasonable care for the safekeeping of such property based on the standards applicable in the relevant market.

3A. Delegation of Foreign Custody Management.

(a)	The Fund hereby delegates to Custodian the responsibilities set forth in paragraph (b) below of this Section 3A, in accordance with Rule 17f-5 with respect to foreign custody arrangements for the Fund’s existing and future investment portfolios and the Custodian agrees to serve as the Fund’s “foreign custody manager” as defined in Rule 17f-5(a)(3) under the 1940 Act and perform such responsibilities, except that the Custodian shall not have such responsibility with respect to central depositories and clearing agencies or with respect to custody arrangements in the countries listed on Schedule D, attached hereto, as that Schedule may be amended from time to time by notice to the Fund.

(b)	With respect to each arrangement with any Sub-custodian regarding the assets of any investment portfolio of the Fund for which Custodian has responsibility under this Section 3A (a “Foreign Custodian”), Custodian shall:

(i)	determine that the Fund’s assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, but not limited to, those factors listed in Rule 17f-5(c)(1);

(ii)	determine that the written contract with such Foreign Custodian governing the foreign custody arrangements complies with the requirements of Rule 17f-5 and will provide reasonable care for the Fund’s assets;

(iii)	establish a system to monitor the appropriateness of maintaining the Fund’s assets with such Foreign Custodian and the contract governing the Fund’s foreign custody arrangements;

(iv)	provide to the Fund’s Board of Trustees and any Delegate of the Fund, at least quarterly, written reports notifying the Board of the placement of the Fund’s assets with a particular Foreign Custodian and periodic reports of any material changes to the Fund’s foreign custodian arrangements; and

(v)	promptly withdraw the Fund’s assets from any Foreign Custodian as soon as reasonably practicable, if the foreign custody arrangement no longer meets the requirement of Rule 17f-5.

4.	Use of Sub-Custodians and Securities Depositories.

With respect to property of a Portfolio which is maintained by the Custodian in the custody of a Sub-Custodian pursuant to Section 3:

(a)	The Custodian will identify on its books as belonging to the particular Portfolio any property held by such Sub-Custodian.

(b)	In the event that a Sub-Custodian permits any of the Securities placed in its care to be held in a foreign securities depository, such Sub-Custodian will be required by its agreement with the Custodian to identify on its books such Securities as being held for the account of the Custodian as a custodian for its customers.

(c)	Any Securities held by a Sub-Custodian will be subject only to the instructions of the Custodian or its agents; and any Securities held in a foreign securities depository for the account of a Sub-Custodian will be subject only to the instructions of such Sub-Custodian.

(d)	The Custodian will only deposit property of a Portfolio in an account with a Sub-Custodian which includes exclusively the assets held by the Custodian for its customers, and will cause such account to be designated by such Sub-Custodian as a special custody account for the exclusive benefit of customers of the Custodian.

(e)	Before any Securities are placed in a foreign securities depository, the Custodian shall provide the Fund’s Board of Trustees and any Delegate of the Fund with an analysis of the custody risks associated with maintaining assets with the foreign securities depository.

(f)	The Custodian or its agent shall continue to monitor the custody risks associated with maintaining the Securities with a foreign securities depository and shall promptly notify the Fund’s Board of Trustees and any Delegate of the Fund of any material changes in said risks.

(g)	If a custody arrangement with a securities depository no longer meets the requirements of Rule 17f-7, the Custodian shall promptly notify the Fund and arrange for the assets to be withdrawn from the depository as soon as reasonably practicable.

5.	Compensation.

(a)	The Fund will compensate the Custodian for its services rendered under this Agreement in accordance with the fees set forth in the fee schedule annexed hereto as Schedule C (the “Fee Schedule”) and incorporated herein. Such Fee Schedule does not include out-of-pocket disbursements of the Custodian for which the Custodian shall be entitled to bill separately.

(b)	If the Fund requests that the Custodian act as Custodian for any Portfolio hereafter established, at the time the Custodian commences serving as such for said Portfolio, the compensation for such services shall be reflected in a fee schedule for that Portfolio, dated and signed by an officer of each party hereto, which shall be attached to or otherwise reflected in Schedule C of this Agreement.

(c)	Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, or replacing Schedule C with, a revised Fee Schedule, dated and signed by an officer of each party hereto.

(d)	The Custodian will bill the Fund for its services to each Portfolio hereunder as soon as practicable after the end of each calendar quarter, and said billings will be detailed in accordance with the Fee Schedule for the Fund. The Fund will promptly pay to the Custodian the amount of such billing. The Custodian shall have a claim of payment against the property in a particular Portfolio for any compensation or expense amount owing to the Custodian in connection with that particular Portfolio from time to time under this Agreement.

(e)	The Custodian (not the Fund) will be responsible for the payment of the compensation of each Sub-Custodian.

6.	Custody of Cash and Securities.

(a)	Receipt and Holding of Assets. The Fund will deliver or cause to be delivered to the Custodian and any Sub-Custodians all Securities and moneys of any Portfolio at any time during the period of this Agreement and shall specify the Portfolio to which the Securities and moneys are to be specifically allocated. The Custodian will not be responsible for such Securities and moneys until actually received by it or by a Sub-Custodian. The Fund may, from time to time in its sole discretion, provide the Custodian with Instructions as to the manner in which and in what amounts Securities, and moneys of a Portfolio are to be held on behalf of such Portfolio in the Book-Entry System or a Depository. Securities and moneys of a Portfolio held in the Book-Entry System or a Depository will be held in accounts which include only assets of Custodian that are held for its customers.

(b)	Accounts and Disbursements. The Custodian shall establish and maintain a separate account for each Portfolio and shall credit to the separate account all moneys received by it or a Sub-Custodian for the account of such Portfolio and shall disburse, or cause a Sub-Custodian to disburse, the same only:

(i)	In payment for Securities purchased for the Portfolio, as provided in Section 7 hereof;

(ii)	In payment of dividends or distributions with respect to the Shares of such Portfolio, as provided in Section 11 hereof;

(iii)	In payment of original issue or other taxes with respect to the Shares of such Portfolio, as provided in Section 12(c) hereof;

(iv)	In payment for Shares which have been redeemed by such Portfolio, as provided in Section 12 hereof;

(v)	In payment of fees and in reimbursement of the expenses and liabilities of the Custodian attributable to the Fund, as provided in Sections 5 and 16(h) hereof;

(vi)	Pursuant to Instructions setting forth the name of the Portfolio and the name and address of the person to whom the payment is to be made, the amount to be paid and the purpose for which payment is to be made.

(c)	Fail Float. In the event that any payment made for a Portfolio under this Section 6 exceeds the funds available in that Portfolio’s account, the Custodian or relevant Sub-Custodian, as the case may be, may, in its discretion, advance the Fund on behalf of that Portfolio an amount equal to such excess and such advance shall be deemed an overdraft from the Custodian or such Sub-Custodian to that Portfolio payable on demand, bearing interest at the rate of interest customarily charged by the Custodian or such Sub-Custodian on similar overdrafts.

(d)	Confirmation and Statements. At least monthly, the Custodian shall furnish the Fund with a detailed statement of the Securities and moneys held by it and all Sub-Custodians for each Portfolio. Where securities purchased for a Portfolio are in a fungible bulk of securities registered in the name of the Custodian (or its nominee) or shown on the Custodian’s account on the books of a Depository, the Book-Entry System or a Sub-Custodian, the Custodian shall maintain such records as are necessary to enable it to identify the quantity of those securities held for such Portfolio. In the absence of the filing in writing with the Custodian by the Fund of exceptions or objections to any such statement within 60 days after the date that a material defect is reasonably discoverable, the Fund shall be deemed to have approved such statement; and in such case or upon written approval of the Fund of any such statement the Custodian shall, to the extent permitted by law and provided the Custodian has met the standard of care in Section 16 hereof, be released, relieved and discharged with respect to all matters and things set forth in such statement as though such statement had been settled by the decree of a court of competent jurisdiction in an action in which the Fund and all persons having any equity interest in the Fund were parties.

(e)	Registration of Securities and Physical Separation. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such Securities as are held in the Book-Entry System, shall be held by the Custodian or a Sub-Custodian in that form; all other Securities held for a Portfolio may be registered in the name of that Portfolio, in the name of any duly appointed registered nominee of the Custodian or a Sub-Custodian as the Custodian or such Sub-Custodian may from time to time determine, or in the name of the Book-Entry System or a Depository or their successor or successors, or their nominee or nominees. The Fund reserves the right to instruct the Custodian as to the method of registration and safekeeping of the Securities. The Fund agrees to furnish to the Custodian appropriate instruments to enable the Custodian or any Sub-Custodian to hold or deliver in proper form for transfer, or to register in the name of its registered nominee or in the name of the Book-Entry System or a Depository, any Securities which the Custodian of a Sub-Custodian may hold for the account of a Portfolio and which may from time to time be registered in the name of a Portfolio. The Custodian shall hold all such Securities specifically allocated to a Portfolio which are not held in the Book-Entry System or a Depository in a separate account for such Portfolio in the name of such Portfolio physically segregated at all times from those of any other person or persons.

(f)	Segregated Accounts. Upon receipt of an Instruction, the Custodian will establish segregated accounts on behalf of a Portfolio to hold liquid or other assets as it shall be directed by such Instruction and shall increase or decrease the assets in such segregated accounts only as it shall be directed by subsequent Instruction.

(g)	Collection of Income and Other Matters Affecting Securities. Except as otherwise provided in an Instruction, the Custodian, by itself or through the use of the Book-Entry System or a Depository with respect to Securities therein maintained, shall, or shall instruct the relevant Sub-Custodian to:

1.	Collect all income due or payable with respect to Securities in accordance with this Agreement;

2.	Present for payment and collect the amount payable upon all Securities which may mature or be called, redeemed or retired, or otherwise become payable;

3.	Surrender Securities in temporary form for derivative Securities;

4.	Execute any necessary declarations or certificates of ownership under the federal income tax laws or the laws or regulations of any other taxing authority now or hereafter in effect; and

5.	Hold directly, or through the Book-Entry System or a Depository with respect to Securities therein deposited, for the account of each Portfolio all rights and similar Securities issued with respect to any Securities held by the Custodian or relevant Sub-Custodian for each Portfolio.

(h)	Delivery of Securities and Evidence of Authority. Upon receipt of an Instruction, the Custodian, directly or through the use of the Book-Entry System or a Depository, shall, or shall instruct the relevant Sub-Custodian to:

1.	Execute and deliver or cause to be executed and delivered to such persons as may be designated in such Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Fund as owner of any Securities may be exercised;

2.	Deliver or cause to be delivered any Securities held for a Portfolio in exchange for other Securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

3.	Deliver or cause to be delivered any Securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation or recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement in the separate account for each such Portfolio certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

4.	Make or cause to be made such transfers or exchanges of the assets specifically allocated to the separate account of a Portfolio and take such other steps as shall be stated in Written Instructions to be for the purpose of effectuating any duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Fund;

5.	Deliver Securities upon sale of such Securities for the account of a Portfolio pursuant to Section 7;

6.	Deliver Securities upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into on behalf of a Portfolio;

7.	Deliver Securities of a Portfolio to the issuer thereof or its agent when such Securities are called, redeemed, retired or otherwise become payable; provided, however, that in any such case the cash or other consideration is to be delivered to the Custodian or Sub-Custodian, as the case may be;

8.	Deliver Securities in connection with any loans of securities made by a Portfolio but only against receipt of adequate collateral as agreed upon from time to time by the Custodian and the Fund which may be in the form of cash or obligations issued by the United States Government, its agencies or instrumentalities;

9.	Deliver Securities as security in connection with any borrowings by a Portfolio requiring a pledge of Portfolio assets, but only against receipt of the amounts borrowed;

10.	Deliver Securities to the Transfer Agent or its designee or to the holders of Shares in connection with distributions in kind, in satisfaction of requests by holders of Shares for repurchase or redemption;

11.	Deliver Securities for any other proper business purpose, but only upon receipt of, in addition to written Instructions, a copy of a resolution or other authorization of the Fund certified by the Secretary of the Fund, specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper business purpose, and naming the person or persons to whom delivery of such Securities shall be made.

(i)	Endorsement and Collection of Checks, Etc. The Custodian is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received by the Custodian for the account of a Portfolio.

(j)	Execution of Required Documents. The Custodian is hereby authorized to execute any and all applications or other documents required by a regulatory agency or similar entity as a condition of making investments in the foreign market under such entity’s jurisdiction.

7.	Purchase and Sale of Securities.

(a)	Promptly after the purchase of Securities, the Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such purchase: (1) the name of the Portfolio to which such Securities are to be specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or the principal amount purchased and accrued interest, if any; (4) the date of purchase and settlement; (5) the purchase price per unit; (6) the total amount payable upon such purchase; and (7) the name of the person from whom or the broker through whom the purchase was made, if any. The Custodian or specified Sub-Custodian shall (x) receive the Securities purchased by or for a Portfolio and upon receipt thereof (or upon receipt of advice from a Depository or the Book-Entry System that the Securities have been transferred to the Custodian’s account) (y) pay to the broker or other person specified by the Fund or its designee out of the moneys held for the account of such Portfolio the total amount payable upon such purchase, and (z) make an entry on the records of the Custodian and Sub-Custodian to reflect such transfer and payment for the account of such Portfolio; provided that the same conforms to the total amount payable as set forth in such Instruction.

(b)	Promptly after the sale of Securities, the Fund or its designee shall deliver to the Custodian an Instruction specifying with respect to each such sale: (1) the name of the Portfolio to which the Securities sold were specifically allocated; (2) the name of the issuer and the title of the Securities; (3) the number of shares or principal amount sold, and accrued interest, if any; (4) the date of sale; (5) the sale price per unit; (6) the total amount payable to the Portfolio upon such sale; and (7) the name of the broker through whom or the person to whom the sale was made. The Custodian or relevant Sub-Custodian shall (x) deliver or cause to be delivered the Securities to the broker or other person designated by the Fund upon receipt of the total amount payable to such Portfolio upon such sale, and (y) make an entry on the records of the Custodian to reflect such transfer and payment for the account of such Portfolio; provided that the same conforms to the total amount payable to such Portfolio as set forth in such Instruction. Subject to the foregoing, the Custodian or relevant Sub-Custodian may accept payment in such form as shall be satisfactory to it, and may deliver Securities and arrange for payment in accordance with the customs prevailing among dealers in Securities.

(c)	Notwithstanding (a) and (b) above, cash in any of the Portfolios may be invested by the Custodian for short term purposes pursuant to standing Instructions from the Fund.

8.	Lending of Securities.

If the Fund and the Custodian enter into a separate written agreement authorizing the Custodian to lend Securities, the Custodian may lend Securities pursuant to such agreement. Such agreement must be approved by the Fund in the manner required by any applicable law, regulation or administrative pronouncement, and may provide for the payment of additional reasonable compensation to the Custodian.

9.	Investment in Futures, Options on Futures and Options.

The Custodian shall pursuant to Instructions (which may be standing instructions) (i) with respect to futures or options on futures, transfer initial margin to a futures commission merchant or safekeeping bank or, with respect to options, transfer collateral to a broker; (ii) pay or demand variation margin to or from a designated futures commission merchant or other broker based on daily marking to market calculations and in accordance with accepted industry practices; and (iii) subject to the Custodian’s consent, enter into separate procedural, safekeeping or other agreements with respect to the custody of initial margin deposits or collateral in transactions involving futures contracts or options, as the case may be. The Custodian shall have no custodial or investment responsibility for any assets transferred to a safekeeping bank, futures commission merchant or broker pursuant to this paragraph. In addition, in connection with options transactions in a Portfolio, the Custodian is authorized to pledge assets of the Portfolio as collateral for such transactions in accordance with industry practice.

10.	Provisional Credits and Debits.

(a)	The Custodian is authorized, but shall not be obligated, to credit the account of a Portfolio provisionally on payable date with interest, dividends, distributions, redemptions or other amounts due. Otherwise, such amounts will be credited to the Portfolio on the date such amounts are actually received and reconciled to the Portfolio. In cases where the Custodian has credited a Portfolio with such amounts prior to actual collection and reconciliation, the Fund acknowledges that the Custodian shall be entitled to recover any such credit on demand from the Fund and further agrees that the Custodian may reverse such credit if and to the extent that Custodian does not receive such amounts in the ordinary course of business.

(b)	If the Portfolio is maintained as a global custody account it shall participate in the Custodian’s contractual settlement date processing service (“CSDP”) unless the Custodian directs the Fund, or the Fund informs the Custodian, otherwise. Pursuant to CSDP the Custodian shall be authorized, but not obligated, to automatically credit or debit the Portfolio provisionally on contractual settlement date with cash or securities in connection with any sale, exchange or purchase of securities. Otherwise, such cash or securities shall be credited to the Portfolio on the day such cash or securities are actually received by the Custodian and reconciled to the Portfolio. In cases where the Custodian credits or debits the Portfolio with cash or securities prior to actual receipt and reconciliation, the Custodian may reverse such credit or debit as of contractual settlement date if and to the extent that any securities delivered by the Custodian are returned by the recipient, or if the related transaction fails to settle (or fails, due to market change or other reasons, to settle on terms which provide the Custodian full reimbursement of any provisional credit the Custodian has granted) within a period of time judged reasonable by the Custodian under the circumstances. The Fund agrees that it will not make any claim or pursue any legal action against the Custodian for loss or other detriment allegedly arising or resulting from the Custodian’s good faith determination to effect, not effect or reverse any provisional credit or debit to the Portfolio, except to the extent that a loss or expense related to such determination is directly caused by or results from the Custodian’s willful misconduct, willful misfeasance, fraud, bad faith, negligence or reckless disregard by the Custodian of its obligations and duties specifically set forth in this Agreement.

The Fund acknowledges and agrees that funds debited from the Portfolio on contractual settlement date including, without limitation, funds provided for the purchase of any securities under circumstances where settlement is delayed or otherwise does not take place in a timely manner for any reason, shall be held pending actual settlement of the related purchase transaction in a non-interest bearing deposit at the Custodian’s London Branch; that such funds shall be available for use in the Custodian’s general operations; and that the Custodian’s maintenance and use of such funds in such circumstances are, without limitation, in consideration of the Custodian’s providing CSDP.

(c)	The Fund recognizes that any decision to effect a provisional credit or an advancement of the Custodian’s own funds under this agreement will be an accommodation granted entirely at the Custodian’s option and in light of the particular circumstances, which circumstances may involve conditions in different countries, markets and classes of assets at different times. The Fund shall make the Custodian whole for any loss which it may incur from granting such accommodations and acknowledges that the Custodian shall be entitled to recover any relevant amounts from the Fund on demand. All amounts thus due to the Custodian shall be paid by the Fund from the account of the relevant Portfolio unless otherwise paid on a timely basis and in that connection the Fund acknowledges that the Custodian has a continuing lien on all assets of such Portfolio to secure such payments and agrees that the Custodian may apply or set off against such amounts any amounts credited by or due from the Custodian to the Fund. If funds in the Portfolio are insufficient to make any such payment the Fund shall promptly deliver to the Custodian the amount of such deficiency in immediately available funds when and as specified by the Custodian’s written or oral notification to the Fund.

(d)	In connection with the Custodian’s global custody service the Fund will maintain deposits at the Custodian’s London Branch. The Fund acknowledges and agrees that such deposits are payable only in the currency in which an applicable deposit is denominated; that such deposits are payable only on the Fund’s demand at the Custodian’s London Branch; that such deposits are not payable at any of the Custodian’s offices in the United States; and that the Custodian will not in any manner directly or indirectly promise or guarantee any such payment in the United States.

The Fund further acknowledges and agrees that such deposits are subject to cross-border risk, and therefore the Custodian will have no obligation to make payment of deposits if and to the extent that the Custodian is prevented from doing so by reason of applicable law or regulation or any Sovereign Risk event affecting the London Branch or the currency in which the applicable deposit is denominated. “Sovereign Risk” for this purpose means nationalization, expropriation, devaluation, revaluation, confiscation, seizure, cancellation, destruction or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, taxes, levies or other charges affecting the property rights of persons who are not residents of the affected jurisdiction; or acts of war, terrorism, insurrection or revolution; or any other act or event beyond the Custodian’s control.

THE FUND ACKNOWLEDGES AND AGREES THAT DEPOSIT ACCOUNTS MAINTAINED AT FOREIGN BRANCHES OF UNITED STATES BANKS (INCLUDING, IF APPLICABLE, ACCOUNTS IN WHICH CUSTOMER FUNDS FOR THE PURCHASE OF SECURITIES ARE HELD ON AND AFTER CONTRACTUAL SETTLEMENT DATE), ARE NOT INSURED BY THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION; MAY NOT

BE GUARANTEED BY ANY LOCAL OR FOREIGN GOVERNMENTAL AUTHORITY; ARE UNSECURED; AND IN A LIQUIDATION MAY BE SUBORDINATED IN PRIORITY OF PAYMENT TO DOMESTIC (U.S.- DOMICILED) DEPOSITS. THEREFORE, BENEFICIAL OWNERS OF SUCH FOREIGN BRANCH DEPOSITS MAY BE UNSECURED CREDITORS OF THE NORTHERN TRUST COMPANY.

Deposit account balances that are owned by United States residents are expected to be maintained in an aggregate amount of at least $100,000 or the equivalent in other currencies.

11.	Payment of Dividends or Distributions.

(a)	In the event that the Board of Trustees of the Fund (or a committee thereof) authorizes the declaration of dividends or distributions with respect to a Portfolio, an Authorized Person shall provide the Custodian with Instructions specifying the record date, the date of payment of such distribution and the total amount payable to the Transfer Agent or its designee on such payment date.

(b)	Upon the payment date specified in such Instructions, the Custodian shall pay the total amount payable to the Transfer Agent or its designee out of the moneys specifically allocated to and held for the account of the appropriate Portfolio.

12.	Sale and Redemption of Shares.

(a)	Whenever the Fund shall sell any Shares, the Fund shall deliver or cause to be delivered to the Custodian an Instruction specifying the name of the Portfolio whose Shares were sold and the amount to be received by the Custodian for the sale of such Shares.

(b)	Upon receipt of such amount from the Transfer Agent or its designee, the Custodian shall credit such money to the separate account of the Portfolio specified in the Instruction described in paragraph (a) above.

(c)	Upon issuance of any Shares in accordance with the foregoing provisions of this Section 12, the Custodian shall pay all original issue or other taxes required to be paid in connection with such issuance upon the receipt of an Instruction specifying the amount to be paid.

(d)	Except as provided hereafter, whenever any Shares are redeemed, the Fund shall deliver or cause to be delivered to the Custodian an Instruction specifying the name of the Portfolio whose Shares were redeemed and the total amount to be paid for the Shares redeemed.

(e)	Upon receipt of an Instruction described in paragraph (d) above, the Custodian shall pay to the Transfer Agent (or such other person as the Transfer Agent directs) the total amount specified in such Instruction. Such payment shall be made from the separate account of the Portfolio specified in such Instruction.

13.	Indebtedness.

(a)	The Fund or its designee will cause to be delivered to the Custodian by any bank (excluding the Custodian) from which the Fund borrows money, using Securities as collateral, a notice or undertaking in the form currently employed by any such bank setting forth the amount which such bank will loan to the Fund against delivery of a stated amount of collateral. The Fund shall promptly deliver to the Custodian an Instruction stating with respect to each such borrowing: (1) the name of the Portfolio for which the borrowing is to be made; (2) the name of the bank; (3) the amount and terms of the borrowing, which may be set forth by incorporating by reference an attached promissory note, duly endorsed by the Fund, or other loan agreement; (4) the time and date, if known, on which the loan is to be entered into (the “borrowing date”); (5) the date on which the loan becomes due and payable; (6) the total amount payable to the Fund for the separate account of the Portfolio on the borrowing date; (7) the market value of Securities to be delivered as collateral for such loan, including the name of the issuer, the title and the number of shares or the principal amount of any particular Securities; (8) whether the Custodian is to deliver such collateral through the Book-Entry System or a Depository; and (9) a statement that such loan is in conformance with the 1940 Act and the Prospectus.

(b)	Upon receipt of the Instruction referred to in paragraph (a) above, the Custodian shall deliver on the borrowing date the specified collateral and the executed promissory note, if any, against delivery by the lending bank of the total amount of the loan payable; provided that the same conforms to the total amount payable as set forth in the Instruction. The Custodian may, at the option of the lending bank, keep such collateral in its possession, but such collateral shall be subject to all rights therein given the lending bank by virtue of any promissory note or loan agreement. The Custodian shall deliver as additional collateral in the manner directed by the Fund from time to time such Securities specifically allocated to such Portfolio as may be specified in the Instruction to collateralize further any transaction described in this Section 13. The Fund shall cause all Securities released from collateral status to be returned directly to the Custodian, and the Custodian shall receive from time to time such return of collateral as may be tendered to it. In the event that the Fund fails to specify in such Instruction all of the information required by this Section 13, the Custodian shall not be under any obligation to deliver any Securities. Collateral returned to the Custodian shall be held hereunder as it was prior to being used as collateral.

14.	Corporate Action.

(a)	Whenever the Custodian or any Sub-Custodian receives information concerning Securities held for a Portfolio which requires discretionary action by the beneficial owner of the Securities (other than a proxy), such as subscription rights, bond issues, stock repurchase plans and rights offerings, or legal notices or other material intended to be transmitted to Securities holders (“Corporate Actions”), the Custodian will promptly give the Fund or its designee written notice of such Corporate Actions to the extent that the Custodian’s central corporate actions department has actual knowledge of a Corporate Action in time to notify the Fund.

(b)	The Custodian shall act on Corporate Actions solely as directed by the Fund or its designee. If a Portfolio receives a distribution of rights, the Custodian shall hold to expiration, sell or exercise such rights solely as directed by the Fund or its designee. If a corporation whose common stock shares are held in the Portfolio declares a dividend in such stock, and payment of such dividend results in a fractional share, the Custodian shall promptly sell such fraction in any global market where such fractional share is not permitted.

(c)	The Custodian shall deliver to the Fund, in the most expeditious manner practicable, all forms of proxies, all proxy solicitation materials, all notices of meetings, and any other notices or announcements affecting or relating to securities owned by one or more of the Fund’s Portfolios that are received by the Custodian, any Sub-Custodian, or any nominee of either of them (or with the exercise of reasonable care that the Custodian, any Sub-Custodian, or any nominee of either of them should have become aware), and, upon receipt of Instructions, the Custodian shall execute and deliver, or cause such sub-custodian or nominee to execute and deliver, such proxies or other authorizations as may be required. Except as directed pursuant to Instructions, neither the Custodian nor any Sub-Custodian or nominee shall vote upon any such securities, or execute any proxy to vote thereon, or give any consent or take any other action with respect thereto. In the event that the Custodian is unable to vote upon any such securities in accordance with Instructions for any reason including, but not limited to, the failure of the Fund to deliver any necessary powers of attorney or other documentation, the Custodian shall promptly notify (subject to market practices and rules) the Fund.

(d)	Notwithstanding any provision of this Agreement to the contrary, the Custodian shall take all necessary action, unless otherwise directed to the contrary in Instructions, to comply with the terms of all mandatory or compulsory exchanges, calls, tenders, redemptions, or similar rights of security ownership (“Mandatory Corporate Actions”), and shall promptly notify the Fund of such Mandatory Corporate Action in writing by facsimile transmission, electronic communication, or in such other manner as the Fund and the Custodian may agree in writing. The notice provided by the Custodian shall include (i) a copy of any offering materials provided to the Custodian by the issuer or its agent in connection with the corporate action (including any letters or attestations requested by an issuer to be executed by the Fund in connection with such corporate action) and (ii) the date on which the Custodian is required to take action to exercise rights or powers with respect to the corporate action.

(e)	The Custodian will promptly notify the Fund of any notices received by the Custodian about securities class action litigation that requires action by the Fund. The Custodian shall also transmit promptly to the Fund all written information received by the Custodian through Eligible Foreign Custodians from issuers of the foreign securities or other financial assets issued outside of the United States and being held for the account of the Portfolio regarding any class action or other collective litigation relating to the Portfolio’s foreign securities or other financial assets issued outside the United States and then held, or previously held, during the relevant class-action period during the term of this Agreement by the Custodian via an Eligible Foreign Custodian for the account of the Fund for the Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms.

15.	Persons Having Access to the Portfolios.

(a)	Neither the Fund nor any officer, director, employee or agent of the Fund, the Fund’s investment adviser, or any sub-investment adviser, shall have physical access to the assets of any Portfolio held by the Custodian or any Sub-Custodian or be authorized or permitted to withdraw any investments of a Portfolio, nor shall the Custodian or any Sub-Custodian deliver any assets of a Portfolio to any such person. No officer, director, employee or agent of the Custodian who holds any similar position with the Fund’s investment adviser, with any sub-investment adviser of the Fund or with the Fund shall have access to the assets of any Portfolio.

(b)	Nothing in this Section 15 shall prohibit any Authorized Person from giving Instructions to the Custodian so long as such Instructions do not result in delivery of or access to assets of a Portfolio prohibited by paragraph (a) of this Section 15.

(c)	The Custodian represents that it maintains a system that is reasonably designed to prevent unauthorized persons from having access to the assets that it holds (by any means) for its customers.

16.	Concerning the Custodian.

(a)	Scope of Services. The Custodian shall be obligated to perform only such services as are set forth in this Agreement or expressly contained in an Instruction given to the Custodian which is not contrary to the provisions of this Agreement.

(b)	Standard of Care.

1.

In the carrying out the provisions of the Agreement, the Custodian shall exercise the reasonable care, skill, prudence and diligence of a professional provider of custody services with respect to its obligations under this Agreement and the safekeeping of property of the Portfolios (the “Standard of Care”). The Custodian shall be liable to the Fund for, and shall indemnify and hold harmless the Fund from and against, any loss, cost, taxes, charges, assessments, claims, and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 and the 1940 Act and state or foreign securities laws) and expenses (including reasonable attorneys’ fees and disbursements) arising directly or indirectly from the willful misconduct, willful misfeasance, fraud, bad faith or negligence of the Custodian or a Sub-Custodian, including as the result of the failure of the Custodian or a Sub-Custodian to exercise the Standard of Care with respect to their respective obligations under this Agreement and the safekeeping of such property, or the reckless disregard by the Custodian or a Sub-Custodian of its duties and obligations under this Agreement or any other agreement relating to the custody of Fund property. The determination of whether the Custodian or Sub-Custodian has exercised the Standard of Care in connection with their obligations under this Agreement shall be made in light of prevailing standards applicable to professional custodians in the jurisdiction in which such custodial services are performed. In the event of any loss to the Fund by reason of the failure of the Custodian or a Sub-Custodian to exercise the Standard of Care, the Custodian shall be liable to the Fund only to the extent of the Fund’s direct damages and expenses. Except for purposes of Section 16(b)(6), the Custodian’s or a Sub-Custodian’s failure to satisfy the Standard of Care in connection with the performance of its duties or obligations hereunder shall be considered “negligence” by the Custodian and/or such Sub-Custodian.

2.	The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any central securities depository or clearing agency.

3.	The Custodian will not be responsible for any act, omission, or default of, or for the solvency of, any broker or agent (not referred to in paragraph (b)(2) above) which it or a Sub-Custodian appoints and uses unless such appointment and use is made or done negligently or in bad faith and so long as the Custodian adheres to the Standard of Care. In the event such an appointment and use is made or done without adhering to the Standard of Care or done negligently or in bad faith, the Custodian shall be liable to the Fund only for direct damages and expenses resulting from such appointment and use and, in the case of any loss due to an act, omission or default of such agent or broker, only to the extent that such loss occurs as a result of the failure of the agent or broker to exercise reasonable care (“reasonable care” for this purpose to be determined in light of the prevailing standards applicable to agents or brokers, as appropriate, in the jurisdiction where the services are performed).

4.	The Custodian shall be entitled to rely, and may act, upon the advice of counsel (who may be counsel for the Fund) on all matters and shall be without liability for any action reasonably taken or omitted in good faith and without negligence pursuant to such advice. The Custodian will use reasonable care in the selection and continued appointment of such counsel.

5.	The Custodian shall be entitled to rely upon any Instruction it receives pursuant to the applicable Sections of this Agreement that it reasonably believes to be genuine and to be from an Authorized Person. In the event that the Custodian receives oral Instructions, the Fund or its designee shall cause to be delivered to the Custodian, by the close of business on the same day that such oral Instructions were given to the Custodian, written Instructions confirming such oral Instructions, whether by hand delivery, telex or otherwise. The Fund agrees that the fact that no such confirming written Instructions are received by the Custodian shall in no way affect the validity of the transactions or enforceability of the transactions hereby authorized by the Fund. The Fund agrees that the Custodian shall incur no liability to the Fund in connection with (i) acting upon oral Instructions given to the Custodian hereunder; provided such instructions reasonably appear to have been received from an Authorized Person or (ii) deciding not to act solely upon oral Instructions; provided that the Custodian first contacts the giver of such oral Instructions and requests written confirmation immediately following any such decision not to act.

6.	The Custodian shall supply the Fund or its designee with such daily information regarding the cash and Securities positions and activity of each Portfolio as the Custodian and the Fund or its designee shall from time to time agree. It is understood that such information will not be audited by the Custodian and the Custodian represents that such information will be the best information then available to the Custodian. The Custodian shall have no responsibility whatsoever for the pricing of Securities, accruing for income, valuing the effect of Corporate Actions, or for the failure of the Fund or its designee to reconcile differences between the information supplied by the Custodian and information obtained by the Fund or its designee from other sources, including but not limited to pricing vendors and the Fund’s investment adviser. Subject to the foregoing, to the extent that any miscalculation by the Fund or its designee of a Portfolio’s net asset value is attributable to the willful misconduct, willful misfeasance, fraud, bad faith or negligence of the Custodian (including any Sub-Custodian) in supplying or omitting to supply the Fund or its designee with information as aforesaid, the Custodian shall be liable to the Fund for any resulting loss (subject to such de minimis rule of change in value as the Board of Trustees may from time to time adopt).

(c)	Limit of Duties. Without limiting the generality of the foregoing, the Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

1.	The validity of the issue of any Securities purchased by any Portfolio, the legality of the purchase thereof, or the propriety of the amount specified by the Fund or its designee for payment therefor;

2.	The legality of the sale of any Securities by any Portfolio or the propriety of the amount of consideration for which the same are sold;

3.	The legality of the issue or sale of any Shares, or the sufficiency of the amount to be received therefor;

4.	The legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;

5.	The legality of the declaration or payment of any dividend or distribution by the Fund; or

6.	The legality of any borrowing.

(d)	Blanket Bond. The Custodian need not maintain any insurance for the exclusive benefit of the Fund, but hereby warrants that as of the date of this Agreement it is maintaining a bankers Blanket Bond and hereby agrees to notify the Fund in the event that such bond is canceled or otherwise lapses.

(e)	Further Limitation of Duties. Consistent with and without limiting the language contained in Section 16(a), it is specifically acknowledged that the Custodian shall have no duty or responsibility to:

1.	Question any Instruction or make any suggestions to the Fund or an Authorized Person regarding any Instruction;

2.	Supervise or make recommendations with respect to investments or the retention of Securities;

3.	Subject to Section 16(b)(3) hereof, evaluate or report to the Fund or an Authorized Person regarding the financial condition of any broker, agent or other party to which Securities are delivered or payments are made pursuant to this Agreement; or

4.	Review or reconcile trade confirmations received from brokers.

(f)	Amounts Due from or to Transfer Agent. The Custodian shall not be under any duty or obligation to take action to effect collection of any amount due to any Portfolio from the Transfer Agent or its designee nor to take any action to effect payment or distribution by the Transfer Agent or its designee of any amount paid by the Custodian to the Transfer Agent in accordance with this Agreement.

(g)	No Duty to Ascertain Authority. The Custodian shall not be under any duty or obligation to ascertain whether any Securities at any time delivered to or held by it for the Fund and specifically allocated to a Portfolio are such as may properly be held by the Fund under the provisions of the Declaration of Trust and the Prospectus.

(i)	Indemnification. The Fund agrees to indemnify and hold the Custodian harmless from all loss, cost, taxes, charges, assessments, claims, and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934 and the 1940 Act and state or foreign securities laws) and expenses (including reasonable attorneys’ fees and disbursements) arising directly or indirectly from any action taken or omitted by the Custodian (i) at the request or on the direction of or in reliance on the advice of the Fund or in reasonable reliance upon the Prospectus or (ii) upon an Instruction; provided, that the foregoing indemnity shall not apply to any loss, cost, tax, charge, assessment, claim, liability or expense to the extent the same is attributable to the Custodian’s or any Sub-Custodian’s willful misconduct, willful misfeasance, fraud, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement or any other agreement relating to the custody of Fund property; and provided further that if any loss, cost, tax, charge, assessment, claim, liability or expense incurred by the Custodian and for which indemnification is available to the Custodian hereunder arises or results from any action or inaction taken with respect to or on behalf of less than all the Portfolios of the Fund, only the Portfolios with respect to which such action or inaction was taken shall be responsible for such any loss, cost, tax, charge, assessment, claim, liability or expense.

In connection with any indemnification provided pursuant to this Agreement, the indemnified party may make claims for indemnification by giving written notice thereof to the indemnifying party, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is materially prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. The indemnifying party shall be entitled to direct the defense against a third-party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third-party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party, and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third-party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third-party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party. The indemnifying party shall have the right to settle any third-party claim or liability without the consent of the indemnified party provided that such settlement (i) fully releases the indemnified party from any liability and provides no admission of wrongdoing, and (ii) does not subject the indemnified party to any additional obligation, whether financial or otherwise. In the event that any such settlement does not meet the requirements of (i) and (ii) above, then the indemnified party must consent to such settlement in writing, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnified party shall use reasonable efforts to mitigate any loss for which the indemnifying party may be liable under its indemnification.

(h)	Taxes. The Fund agrees to hold the Custodian harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges on a Portfolio.

(i)	Custodian Not Liable for Certain Losses. Without limiting the foregoing, the Custodian shall not be liable for any loss which results from:

(i)	the general risk of investing;

(ii)	subject to Section 16(b) hereof, investing or holding property in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of property held pursuant to this Agreement; or

(iii)	consequential, special or punitive damages for any act or failure to act under any provision of this Agreement, even if advised of the possibility thereof.

(j)

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control (including but not limited to power or other mechanical failure, work stoppage, computer virus, national state or local disaster, communication disruption or errors or interruptions caused by the Fund or third parties, any industrial, juridical, governmental, civil or military action, acts of terrorism, insurrection or revolution, nuclear fusion or, fission or radiation), such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes provided that with regard to the Custodian, the Custodian has implemented and maintains a business continuity plan that complies with applicable laws, rules and regulations. In this regard, the Custodian shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions in the event of power or other mechanical failure, work stoppage, computer virus, national state or local disaster, governmental action, communication disruption or other event that may impair the Custodian’s performance of services hereunder and that is beyond the Custodian’s control. The Custodian will maintain a business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. The Custodian will test the adequacy of its business continuity plan at least annually. Upon request by the Fund, the Custodian will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts the Custodian’s provision of services under this Agreement, the Custodian will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan. The Custodian represents that its business continuity plan is appropriate for its business as a provider of custody services to investment companies registered under the 1940 Act. The Custodian shall also enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level the Custodian believes consistent with other similarly situated providers of custody services, for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. If access or use of the Custodian’s services is interrupted, the appropriate backup shall be activated within a commercially reasonable time to minimize disruptions. In the event of a service disruption due to reasons beyond the Custodian’s control, the Custodian will use commercially reasonable efforts to mitigate the effects of such a disruption. Upon reasonable request, the Custodian shall discuss with the Fund any business continuity plan of the Custodian and/or provide a high-level presentation summarizing such business continuity plan.

(k)	Inspection of Books and Records. The Custodian shall create and maintain all records relating to its activities and obligations under this Agreement in such manner as will meet the obligations of the Fund under the 1940 Act, with particular attention to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder, and under applicable federal and state laws. All such records shall be the property of the Fund, copies of which shall be furnished promptly to the Fund or any successor custodian upon request and, in the case of a transfer to a successor custodian, in a format or formats and on a time frame to be mutually agreed but that will permit the Fund to maintain its business operations in the ordinary course and meet its reporting obligations under applicable law, and shall at all times during regular business hours of the Custodian be open for inspection and use by duly authorized officers, employees and agents of the Fund and by the appropriate employees of the Securities and Exchange Commission or any other regulatory agency having jurisdiction over the Fund’s business. The Custodian shall, at the Fund’s request, supply the Fund with a tabulation of Securities and shall, when requested to do so by the Fund and for such compensation as shall be agreed upon between the Fund and the Custodian, include certificate numbers in such tabulations.

(l)	Reports. Upon reasonable request of the Fund, the Custodian shall provide the Fund with a copy of the Custodian’s Service Organizational Control (SOC) 1 reports (or any successor reports) (a “SOC Report”) prepared in accordance with the requirements of AT section 801, Reporting on Controls at a Service Organization (formerly Statement on Standards for Attestation Engagements (SSAE) No. 16), as well as “gap” or “bridge” letters covering interim periods and confirming the findings of the most recent SOC Report provided, in such forms and upon such occurrences as Northern provides to its custodial clients generally.

(m)	The Custodian shall take all reasonable action, as the Fund with respect to a Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s reports to the SEC and with respect to any other requirements under the 1940 Act.

17.	Term and Termination.

(a)	This Agreement shall become effective on the date first set forth above and shall continue in effect thereafter until terminated in accordance with Section 17(b).

(b)	This Agreement shall have an initial term of five (5) years from the date indicated above (the “Initial Term”) and shall thereafter continue in effect from year-to-year (each, a “Renewal Term”) unless terminated by either party on not less than 120 days’ prior written notice to the other party before the expiration of the Initial Term or then applicable Renewal Term. Unless a party has given written notice of the termination of this Agreement, the parties shall agree on any changes to Schedule C not later than 120 days before the expiration of the Initial Term or Renewal Term, as applicable, and such changes shall be effective as of the first day of the next succeeding Renewal Term. In the event such notice is given by the Fund, it shall be accompanied by a certified resolution of the Board of Trustees, electing to terminate this Agreement with respect to any Portfolio and designating a successor custodian or custodians.

In the event such notice is given by the Custodian, the Fund shall, on or before the termination date, deliver to the Custodian a certified resolution of the Board of Trustees, designating a successor custodian or custodians. In the absence of such designation by the Fund, the Custodian may designate a successor custodian, which shall be a person qualified to so act under the 1940 Act.

(c)

Upon the date set forth in such notice under paragraph (b) of this Section 17, this Agreement shall terminate to the extent specified in such notice, and the Custodian shall upon receipt of a notice of acceptance by the successor custodian on that date deliver directly to the successor custodian all Securities and moneys then held by the Custodian and specifically allocated to the Portfolio or Portfolios specified, after deducting all fees, expenses or other amounts for the payment or reimbursement of which it shall then be entitled under this Agreement with respect to such Portfolio or Portfolios. Notwithstanding the foregoing, should the

Agreement be terminated by either party for any reason and if requested by the Fund, the Custodian agrees to continue performing the services contemplated in this Agreement pursuant to the terms and conditions of this Agreement at the rates set forth in the then current fee schedule and for a reasonable period of time up to four months after the date of termination to be agreed upon by the parties in good faith, in order to provide the orderly transition of services to an alternative service provider designated by the Fund so that, to the extent feasible, the services are maintained without interruption. The Fund shall reimburse the Custodian for additional costs (to be mutually agreed upon by the parties) which are reasonably incurred by the Custodian in the transition. The Custodian will also provide reasonable assistance to its successor in connection with such transfer, subject to the payment of such reasonable expenses and charges as the Custodian customarily charges for such assistance.

(d)	Upon termination of the Agreement and Instructions from the Fund, the Custodian shall (i) immediately and permanently delete or dispose of all copies of the Fund’s Confidential Information in a secure manner to prevent unauthorized access to such data; (ii) at the request of the Fund return to the Fund the originals and copies of any Confidential Information or (iii) transfer any Confidential Information to a successor custodian, unless the Custodian is required under applicable law or regulation to retain copies of such Confidential Information. Upon written request by the Fund, the Custodian shall promptly provide the Fund with a written notice certifying that all copies of Confidential Information have been deleted in accordance with the prior sentence. Notwithstanding the foregoing return/destruction obligation but without limiting any other of its obligations hereunder, the Custodian shall not be required to return/destroy any of the Fund’s Confidential Information that is stored in the Custodian’s permanent electronic archives.

18.	Miscellaneous.

(a)	Annexed hereto as Schedule A is a certification signed by two of the present officers of the Fund setting forth the names of the present Authorized Persons. The Fund agrees to furnish to the Custodian a new certification in similar form in the event that any such present Authorized Person ceases to be such an Authorized Person or in the event that other or additional Authorized Persons are elected or appointed. Until such new certification is received by the Custodian, the Custodian shall be fully protected in acting under the provisions of this Agreement upon Instructions which Custodian reasonably believes were given by an Authorized Person, as identified in the last delivered certification. Unless such certification specifically limits the authority of an Authorized Person to specific matters or requires that the approval of another Authorized Person is required, Custodian shall be under no duty to inquire into the right of such person, acting alone, to give any instructions whatsoever under this Agreement.

(b)	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Custodian, shall be sufficiently given if addressed to the Custodian and mailed or delivered to it at its offices at its address stated on the first page hereof or at such other place as the Custodian may from time to time designate in writing.

(c)	Any notice or other instrument in writing, authorized or required by this Agreement to be given to the Fund, shall be sufficiently given if addressed to the Fund and mailed or delivered to it at its offices at its address shown on the first page hereof or at such other place as the Fund may from time to time designate in writing.

(d)	Except as expressly provided herein, Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the same formality as this Agreement.

(e)	This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of the Custodian, or by the Custodian without the written consent of the Fund, and any attempted assignment without such written consent shall be null and void.

(f)	This Agreement shall be construed in accordance with the laws of the State of Illinois.

(g)	The section headings and captions of the Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(h)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

(i)	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understanding with regard to the subject matter whether oral or written.

(j)	This Agreement is executed by the Fund with respect to each of its Portfolios and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Portfolio under this Agreement shall constitute solely an obligation, liability or undertaking of, and be binding upon, such particular Portfolio and shall be payable solely from the available assets of such particular Portfolio and shall not be binding upon or affect any assets of any other Portfolio.

19.	Confidential Information.

(a)	Any and all information, data, materials, etc., provided or to which access was granted under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding or relating to the Disclosing Party’s business, operations, shareholders, customers, officers, employees, and affiliates shall be treated as confidential (“Confidential Information”). Confidential Information shall include, but is not limited to, (a) any technical and/or business information relating to a Disclosing Party’s products, research and development, production, costs, information systems, profit or margin information, finances, marketing, business processes or procedures, future business plans, and (b) any information, data or materials containing personally identifiable information regarding current, prospective or former shareholders, officers, employees, agents, and/or any other client of a Disclosing Party and/or its affiliates. The following type of information is not subject to the disclosure and use restrictions of this Agreement: (a) information that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) information that is independently developed by the Receiving Party without use or reference to Confidential Information as demonstrated by tangible evidence, (c) information that was disclosed to the Receiving Party by a third party without any restrictions on its use or disclosure, provided the third party is not, to the best of the Receiving Party’s knowledge, itself in breach of any obligations of confidence with respect to such information (d) subject to Section 20(e) below, information that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (e) information that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (f) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Further, each party agrees and represents that in no case would information it provides under this Agreement be used against it in a manner that is adverse to its interests (including its interests in competitive businesses). All Confidential Information disclosed by the Disclosing Party in connection with the performance of services under this Agreement shall be and remain the absolute and exclusive property of the Disclosing Party forever.

(b)	All Confidential Information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Receiving Party will restrict disclosure of Confidential Information solely to those of its employees with a need to know and will not disclose the Confidential Information of the Disclosing Party to any third party without the Receiving Party’s prior written authorization.

(c)	The Receiving Party, its trustees, officers, employees, representatives, agents, contractors and advisors, agrees to treat all Confidential Information as confidential by, among other things, maintaining a secure system for the handling of Confidential Information and exercising at least that degree of care that a Party exercises with respect to maintaining the confidentiality of its own proprietary or confidential information that it desires not to be disclosed to a third party, but in no event less than a commercially reasonable degree of care. In addition, the Receiving Party will advise its employees and contractors, who receive or have access to the Confidential Information of the Disclosing Party, of the obligation of confidentiality hereunder.

(d)	The Receiving Party agrees not to permit the use or possession of Confidential Information of the Disclosing Party in whole or in part for any purpose, regardless of its relationship to the services to be provided by the Custodian, by any third party not authorized in advance and in writing by the Disclosing Party.

(e)	In the event a Receiving Party is directed by a valid court order or other judicial or administrative process to disclose the Confidential Information of the Disclosing Party, the Receiving Party agrees to provide the Disclosing Party with prompt notice of such order or process, if not legally prohibited from doing so, so that the Disclosing Party may seek a protective order or other remedy.

(f)	The Receiving Party will notify the Disclosing Party as soon as reasonably possible if required by law or regulation of any theft, loss, misplacement, or breach of security of any Confidential Information, in whatever form, and of any disclosure of any Confidential Information in violation of this Agreement. The parties agree and acknowledge that a Disclosing Party shall suffer irreparable harm, damage, and loss in the event that any of its Confidential Information is used for unauthorized purposes or comes into the possession of any unauthorized person. Accordingly, in the event of any breach or threatened breach of this Agreement, either party shall be entitled to seek injunctive relief, including specific performance, in addition to all other remedies available at law or in equity.

(g)	Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of Confidential Information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement; provided that any such person to whom Confidential Information is disclosed shall be informed of the confidentiality of such information and the confidentiality covenants of this Agreement; and provided further, that the Receiving Party shall be responsible for any breach of this Agreement by any such person to whom Confidential Information is disclosed.

20.	Information Security Program.

The Custodian will take commercially reasonable steps to safeguard sensitive or confidential Fund information, including Confidential Information as provided in Section 19 of this Agreement, to protect it from unauthorized disclosure, and to comply with state and federal laws and regulations regarding confidentiality, privacy, and security applicable to the Custodian (“Privacy and Security Laws”), including the following:

(a)	The Custodian will assign system access rights to its employees on a “need to know” or “least privilege” basis such that only employees that need access to certain information to perform their job are granted such access. The Custodian will cause entitlement reviews to be conducted annually, and access right controls to be tested as part of its external auditor’s report on internal controls (e.g. its SSAE-16 Type II SOC1 or similar report and any applicable successors thereto).

(b)	The Custodian will require its employees to participate in annual security awareness training appropriate to their job function.

(c)	The Custodian will develop, maintain and adhere to commercially reasonable internal control standards defining requirements for access control, application and system development, authentication, remote access, data classification, operational security, network security and physical security. Such policies and control standards will be closely aligned with generally recognized regulatory and security frameworks such as ISO, FFIEC, NIST and COBIT. The Custodian will cause such internal control standards to be regularly examined by its internal audit department and validated at least annually by both its internal audit department and an independent firm with the results outlined in an SSAE-16 Type II SOC1 or similar report and any applicable successors thereto.

(d)	The Custodian will use encryption technology that provides a commercially reasonable level of security that complies with applicable regulatory requirements for the electronic transmission of Fund data over public networks.

(e)	The Custodian will employ a commercially reasonable process for vulnerability management, including:

(i)	Internal and external network vulnerability scans conducted at least quarterly;

(ii)	Network and application layer penetration test conducted at least annually;

(iii)	System, application and source code scanning and analysis processes;

(iv)	A framework for remediation of findings is performed by a risk-based ranking of vulnerabilities and prioritization of critical and high patches; and

(v)	A process to identify newly discovered security vulnerabilities and update system and application standards to address new vulnerability issues.

(f)	The Custodian will deploy firewalls, filtering routers or other similar network segmentation devices between networks providing services anticipated by this Agreement and other networks to control network traffic and minimize exposure to a network compromise and will configure its firewalls, network routers, switches, load balancers, name servers, mail servers, and other network components in accordance with industry standard practices.

(g)	The Custodian will test the implementation of its information security measures by using an industry recognized third party that employs industry standard network, system, and application vulnerability scanning tools and/or penetration testing. The Custodian will also obtain, test, and apply relevant service packs, patches, and upgrades to the software and hardware components used to provide services under this Agreement. Vulnerability management will include, at a minimum, full application penetration tests by a qualified party, patch management to apply the latest security patches on a regular basis.

(h)	The Custodian will implement and maintain up-to-date commercially available virus and malicious code detection and protection product(s) capable of detecting, removing, and protecting against viruses and other forms of malicious software, including spyware and adware on its network used to provide services under this Agreement.

(i)	The Custodian will use commercially reasonable storage and disposal methods for Fund information/data, including paper shredders, CD/DVD shredders, and NIST standard multi-pass wipe magnetic disk software.

(j)	With respect to Fund data residing on the Custodian’s systems, the Custodian will:

(i)	Employ commercially reasonable security controls and tools to monitor information processing systems and log key events such as user activities (including root or administrative access), exceptions, successful and unsuccessful logins, access to audit logs, unauthorized information processing activities, suspicious activities and information security events;

(ii)	Regularly back up security logs to a central location, protected against tampering and unauthorized access;

(iii)	Retain security logs for at least one year;

(iv)	Perform frequent reviews of security logs associated with the Custodian’s network used to provide services under this Agreement and take necessary actions to protect against unauthorized access or misuse of Fund data;

(v)	Synchronize the clocks of all relevant information processing systems using an authoritative national or international time source;

(vi)	Incorporate date and time stamp into security log entries;

(vii)	Employ, monitor and keep up to date network intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems to monitor all network traffic and alert personnel to suspected compromises; and

(viii)	Respond appropriately to alerts reported by intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems.

(k)	The Custodian will adopt and implement commercially reasonable control standards to manage the information security and technology risks associated with its use of third-party service providers to store, transmit or process Fund data. Such standards will be designed to satisfy requirements of the FFIEC and other applicable regulatory bodies.

(l)	Custodian shall (1) conduct reasonable due diligence to select and retain third party service providers and subcontractors that are capable of maintaining security consistent with this Agreement and complying with Privacy and Security Laws and other applicable legal requirements; (2) contractually require such service providers and subcontractors to maintain such security; and (3) regularly assess and monitor third party service provider’s and subcontractor’s compliance with the applicable security required in this Agreement and by law, including, without limitation Privacy and Security Laws.

(m)	As permitted by applicable law and in accordance with Northern’s policies, prior to hire, Custodian shall conduct, or cause to be conducted reasonable background checks of any Custodian employee or contractor that will have access to PII or Fund Confidential Information. Custodian shall not permit any employee or contractor to have access to PII or Fund Confidential Information if such employee or contractor has been convicted of a crime that would bar such employee from working for a financial institution.

(n)	Upon notice to Custodian, not more than once per year during the term of the Agreement or any time after a Security Breach, the Fund may undertake a due diligence of Custodian’s information security controls, as it relates to this Agreement. Such due diligence shall be performed during regular business hours and at a time mutually agreed upon between the parties, no later than fifteen (15) days after the Fund’s initial request of such due diligence. Such due diligence may include requesting to view policies (which may be summaries thereof) or other relevant documentation, including any available and relevant third party audit reports (e.g. SSAE 16 SOC2 reports), and conducting interviews with key security personnel.

(o)	In the event that the Custodian comes into possession of personally identifiable information of the Fund’s shareholders (“PII”) in the provision of services contemplated under this Agreement:

(i)	The Custodian will use PII only to provide such services.

(ii)	The Custodian will implement industry standard commercially reasonable measures that are designed to: (w) ensure the security and confidentiality of PII in its possession or control; (x) protect against any anticipated threat or hazards to the security or integrity of PII; (y) protect against unauthorized access to or use of PII that could result in substantial harm or inconvenience to the Fund or any of the Fund’s shareholders, and (z) ensure that PII is disposed of properly.

(iii)	The Custodian will implement and maintain a formally documented security incident response plan that includes formation of an incident response team, categorization of incidents, and responsibility for receiving alerts and investigations.

(iv)	If the Custodian confirms that there has been an unauthorized use, exposure, access, disclosure, or loss of PII or other Confidential Information of the Fund or any of the Fund’s shareholders through a breach of the Custodian’s firewall or similar event through which a third party gains unauthorized access to the Custodian’s electronic systems (“Security Breach”), the Custodian will provide notice of such Security Breach to the Fund as soon as reasonably possible if required by law or regulation or if the Custodian reasonably determines that the Security Breach is likely to result in harm to the Fund or the Fund’s shareholders, and such notice shall be provided as required by law and without undue delay.

(v)	Except as may be required by law or as may reasonably be deemed necessary by the Custodian, the Custodian will use commercially reasonable efforts to remedy any Security Breach as soon as possible.

(vi)	As to any Security Breach for which the Custodian provides or is required to provide notice as set forth above, the Custodian (i) will provide the Fund with regular updates at agreed upon intervals regarding its investigation of such Security Breach, including what is known at that time, the cause, remedial steps and future plans to prevent a recurrence of the same or similar breach or suspicious activity’ and (ii) will reasonably cooperate with the Fund security investigation activities and with the preparation and transmittal of any notice or any action required by law, to be sent or done for customers or other affected third parties regarding such Security Breach.

21.	Taxes. Subject to and to the extent of receipt by the Custodian of relevant and necessary documentation and information with respect to the Funds and Portfolios that the Custodian has requested, the Custodian shall perform the following services: (a) file claims for exemptions, reductions in withholding taxes, or refunds of any tax with respect to withheld foreign (non-U.S.) taxes in instances in which such claims are appropriate; (b) withhold or cause to be withheld the amount of tax which is required to be withheld under applicable tax law upon collection of any dividend, interest or other distribution with respect to any domestic or foreign securities and proceeds or income from the sale or other transfer of such securities held in custody with the Custodian; (c) maintain tax entitlement accruals for possible tax benefits available in markets of investment and monitor tax entitlements and tax reclaim accruals based on current situations in markets of investment to protect the Fund’s entitlements; (d) where the Fund is eligible, based upon its fiscal domicile and legal structure, coordinate tax exemption applications and reduction at source documentation requirements and file the documentation with the appropriate market authorities on the Fund’s behalf; (e) file tax reclaims for those markets in which the Custodian has notified the Fund that it offers tax reclaims on an ongoing basis on behalf of the Fund, with the filing frequency determined by local market practice and residency; (f) at the Funds’ request, work with the Fund’s local tax consultants and its Eligible Foreign Custodians to provide such information as may be reasonably requested by the Funds from time to time in order for the Funds to maintain compliance with reporting, payment, and filing requirements; (g) withhold and remit to the U.S. Internal Revenue Service (IRS) nonresident alien withholding tax due on payments of U.S. sourced investment income made to non-US resident payees; (h) provide tax relief services such as applying for the benefit of the Fund for tax credits or a reduction of withholding tax or refunds of a tax paid; and (i) provide to the Funds such information actually received by the Custodian that could, in the Custodian’s reasonable belief and sole discretion, assist any of the Funds in their submission of any reports or returns with respect to taxes. It shall be the responsibility of the Fund to notify the Custodian of the obligations imposed on the Fund or the Custodian as custodian by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting. The sole responsibility of the Custodian with regard to such tax law shall be to use reasonable efforts to assist the Fund with respect to any claim for exemption or refund under the tax law of countries for which the Fund has provided sufficient information and documentation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective representatives duly authorized as of the day and year first above written.

MORNINGSTAR FUNDS TRUST

By:

Name:	Daniel Needham
Title:	Director and Principal Executive Officer

The undersigned, D. Scott Schilling, does hereby certify that he is the duly elected, qualified and acting Secretary of Morningstar Funds Trust (the “Fund”) and further certifies that the person whose signature appears above is a duly elected, qualified and acting officer of the Fund with full power and authority to execute this Custody Agreement on behalf of the Fund and to take such other actions and execute such other documents as may be necessary to effectuate this Agreement.

Secretary

Morningstar Funds Trust

THE NORTHERN TRUST COMPANY

By:

Name:
Title:

SCHEDULE A

CERTIFICATION OF AUTHORIZED PERSONS

Pursuant to Sections 1(b) and 18(a) of the Agreement, the undersigned officers of Morningstar Funds Trust hereby certify that the person(s) whose name(s) appear(s) below have been duly authorized by the Board of Trustees to give Instructions on behalf of the Fund.

NAME

Tracy Dotolo

Nick Grove

Scott Schilling

Daniel Needham

Certified as of the 9th day of March, 2018:

OFFICER:	OFFICER:

(Signature)	(Signature)

Daniel Needham	D. Scott Schilling
(Name)	(Name)

Principal Executive Officer	Chief Compliance Officer and Secretary
(Title)	(Title)

A-1

SCHEDULE B

List of Portfolios

Morningstar U.S. Equity Fund

Morningstar International Equity Fund

Morningstar Global Income Fund

Morningstar Total Return Bond Fund

Morningstar Municipal Bond Fund

Morningstar Defensive Bond Fund

Morningstar Multisector Bond Fund

Morningstar Unconstrained Allocation Fund

Morningstar Alternatives Fund

B-1

SCHEDULE D

(Countries for which Custodian shall not have responsibility under

Section 3A for managing foreign custody arrangements)

Ivory Coast

Saudi Arabia

D-1